Exhibit 1

Nissin Information

May 18, 2005

1.    Operating Results as of April 30, 2005

     Operating results as of April 30, 2005 were as follows:

                Loans Receivable

	(In millions of yen, except percentages)
	4/04	4/05	% change
Loans to small business owners	74,414	79,977	7.5%
Small business owner loans	55,508	58,702	5.8%
Business Timely loans	18,905	21,274	12.5%
Secured loans	9,794	19,121	95.2%
Notes receivable	3,632	228	-93.7%
Wide loans	56,645	47,063	-16.9%
Consumer loans	35,240	2,856	-91.9%

Total loans receivable	179,727	149,248	-17.0%

*	Bankrupt, delinquent and doubtful loans receivable are included in the above receivables.

     (For details please refer to our Monthly Data for April 2005.)

2.    Dividend Policy Revision

     Nissin Co., Ltd. announced the revision of its dividend policy to one that is more closely linked to consolidated performance.

     (For details please refer to the press release issued on May 9, 2005.)

3.    Notice Regarding the Year-end Dividend for the Fiscal Year Ended March 31, 2005 (The 46th Fiscal Year)

     Nissin Co., Ltd. approved an increase in the per share dividend for the fiscal year ended March 31, 2005.

     (For details please refer to the press release issued on May 9, 2005.)

     (The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://nissin.web-ir.jp/
Investor Relations Dept./TEL:03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp